Exhibit 4.7
DISCOVERY COMMUNICATIONS, INC.
One Discovery Place
Silver Spring, MD 20910
Amendment and Restatement Agreement
As of November 4, 2005
Re: $700,000,000 Senior Unsecured Notes
issued by Discovery Communications, Inc.
TO EACH OF THE HOLDERS OF NOTES
     LISTED IN THE ATTACHED SCHEDULE A
Ladies and Gentlemen:
     Reference is made to those certain Note Purchase Agreements, each dated as of March 9, 2001 and as amended from time to time prior to the date hereof (collectively, the “Note Agreement”), whereby Discovery Communications, Inc., a Delaware close corporation (together with its successors and assigns, the “Company”), has issued and sold $700,000,000 aggregate principal amount of its senior unsecured notes. This Amendment and Restatement Agreement (this “Agreement”) is being delivered pursuant to Section 17 of the Note Agreement. Capitalized and other terms used herein which are defined in the Note Agreement shall have the same meanings when used herein as therein defined.
Recitals
     WHEREAS, on March 9, 2001, the Company entered into the Note Agreement with the holders of Notes;
     WHEREAS, on December 10, 2001, the Company entered into Amendment No. One to the Note Agreement with certain holders of Notes;
     WHEREAS, on September 4, 2002, the Company entered into Amendment No. Two to the Note Agreement with certain holders of Notes;

     WHEREAS, on December 20, 2002, the Company entered into Amendment No. Three to the Note Agreement with certain holders of Notes;
     WHEREAS, on June 2, 2004, the Company entered into a Notice and Request concerning the Note Agreement with certain holders of Notes;
     WHEREAS, on June 15, 2004, the Company entered into an Amendment to the Note Agreement with certain holders of Notes; and
     WHEREAS, the Company desires to further amend the Note Agreement and restate the Note Agreement in its entirety.
     NOW, THEREFORE, the Company hereby agrees with you as follows:
     I. Amendment and Restatement of the Note Agreement. The Note Agreement is hereby amended and restated in its entirety, effective upon the execution and delivery of this Agreement by the Company and the Majority Holders, and as so amended and restated is attached hereto as Exhibit I (the “Amended and Restated Note Agreement”).
     II. Reference to and Effect on the Note Agreement. In connection with the foregoing, the Note Agreement is modified and amended and restated as set forth in Exhibit I, and each reference in the Note Agreements to “this Agreement”, “hereunder” and words of like import referring to the Note Agreement, and each reference in the Notes and in each related document and agreement to “the Agreement,” “thereunder” and words of like import referring to the Note Agreement, in each case shall mean and be a reference to the Amended and Restated Note Agreement.
     The Amended and Restated Note Agreement and the Notes, and all other related documents and agreements are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The Note Agreement shall be amended and restated hereby upon the execution and delivery of this Agreement by the Company and the Majority Holders, whereupon the same shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment and restatement.
     III. No Default. Company represents that no Default or Event of Default has occurred and is continuing under the Note Agreement, and immediately after giving effect to the Amended and Restated Note Agreement, no Default or Event of Default has occurred and is continuing under such Amended and Restated Note Agreement.
     IV. Amendment Fee. Company agrees to pay to each holder of Notes promptly after (but not later than one Business Day after) the effectiveness of this

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Agreement in accordance with paragraph I above payment on account of the Amended and Restated Note Agreement in the aggregate amount of .1% (10 basis points) of the outstanding aggregate principal amount of Notes held by such holder on the date hereof, such payment to be made in accordance with Section 14.2 of the Amended and Restated Note Agreement.
     V. For the avoidance of doubt, Schedule B sets forth the Company’s Restricted Subsidiaries as of the date hereof.
     VI. This Agreement shall constitute the notice of modification of the Note Agreement as expressly set forth herein.
     VII. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of this Agreement may be by mail, by overnight delivery, and/or by facsimile.
     VIII. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
     IX. The Company, by execution and delivery of this Agreement, hereby acknowledges and agrees, that it will promptly upon receipt of an invoice therefor, pay to the Noteholders’ special counsel, Bingham McCutchen LLP, its reasonable fees and expenses incurred in connection with the negotiation and delivery of this Agreement and the matters related thereto. Nothing in this paragraph IX shall limit the Company’s obligations pursuant to Section 15.1 of the Note Agreement.
     Please execute and deliver the enclosed copy of this Agreement, and return the same to the undersigned to indicate your agreement with and acceptance of the foregoing Agreement.
[The remainder of this page is left intentionally blank]

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Very truly yours, DISCOVERY COMMUNICATIONS, INC.
By:	/s/ J. Michael Suffredini
	Name:	J. Michael Suffredini
Title: Senior Vice President-Treasurer

[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Schedule A
CURRENT NOTEHOLDERS
[Attached Separately]

Acknowledged and Agreed to: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Yvonne Guajardo
Name:	Yvonne Guajardo
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Yvonne Guajardo
Name:	Yvonne Guajardo
Title:	Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:	/s/ Yvonne Guajardo
Name:	Yvonne Guajardo
Title:	Assistant Vice President

HARTFORD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
	By:	Prudential Private Placement Investors, Inc., General Partner

		By:	/s/ Yvonne Guajardo
		Name:	Yvonne Guajardo
		Title:	Vice President

MEDICA HEALTH PLAN

By:	Prudential Private Placement Investors, L.P., as Investment Advisor
	By:	Prudential Private Placement Investors, Inc., General Partner

		By:	/s/ Yvonne Guajardo
		Name:	Yvonne Guajardo
		Title:	Vice President
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc. as investment manager

By:	/s/ Yvonne Guajardo
Name:	Yvonne Guajardo
Title:	Vice President

GATEWAY RECOVERY TRUST

By:	Prudential Investment Management, Inc. as Asset Manager

	By:	/s/ Yvonne Guajardo
	Name:	Yvonne Guajardo
	Title:	Vice President
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:
SECURITY LIFE OF DENVER INSURANCE COMPANY (for itself and as successor by merger to Southland Life Insurance Company)
ING USA ANNUITY AND LIFE INSURANCE COMPANY (formerly Golden American Life Insurance Company, successor by merger to USG Annuity & Life Company)
RELIASTAR LIFE INSURANCE COMPANY (successor by merger to Security Connecticut Life Insurance Company)

By:	ING Investment Management LLC, as Agent

	By:	/s/ Christopher P. Lyons
	Name:	Christopher P. Lyons
	Title:	Senior Vice President
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Cathy Schwartz
Name:	Cathy Schwartz
Title:	Assistant Vice President

By:	/s/ David C. Patch
Name:	David C. Patch
Title:	Assistant Secretary
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Director

THE TRAVELERS INSURANCE COMPANY

By:	Metropolitan Life Insurance Company, its investment manager

	By:	/s/ Judith A. Gulotta
	Name:	Judith A. Gulotta
	Title:	Director
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Carrie A. Cazolas
Name:	Carrie A. Cazolas

By:	/s/ Charles D. Mires
Name:	Charles D. Mires
Authorized Signatories
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Lisa A. Scuderi
Name:	Lisa A. Scuderi
Title:	Investment Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	New York Life Investment Management LLC, its Investment Manager

	By:	/s/ Lisa A. Scuderi
	Name:	Lisa A. Scuderi
	Title:	Director
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc.

	By:	/s/ Deborah B. Wiacek
	Name:	Deborah B. Wiacek
	Title:	Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, on behalf of one or more separate accounts

By:	CIGNA Investments, Inc.

	By:	/s/ Deborah B. Wiacek
	Name:	Deborah B. Wiacek
	Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc.

	By:	/s/ Deborah B. Wiacek
	Name:	Deborah B. Wiacek
	Title:	Managing Director
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

JEFFERSON - PILOT LIFE INSURANCE COMPANY

By:	/s/ James E. McDonald
Name:	James E. McDonald, Jr.
Title:	Vice President
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

PAUL REVERE LIFE INSURANCE COMPANY

By:	Provident Investment Management, LLC Its: Agent

	By:	/s/ Ben Vance
	Name:	Ben Vance
	Title:	Vice President

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	Provident Investment Management, LLC Its: Agent

	By:	/s/ Ben Vance
	Name:	Ben Vance
	Title:	Vice President
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:
J. Romeo & Co.,
     as nominee for MONY Life Insurance Company

By:	/s/ Peter Coccia
Name:	Peter Coccia
Title:	Partner
J. Romeo & CO.,
     as nominee for MONY Life Insurance Company of Amercia

By:	/s/ Peter Coccia
Name:	Peter Coccia
Title:	Partner
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

NATIONAL LIFE INSURANCE COMPANY

By:	/s/ R. Scott Higgins
Name:	R. Scott Higgins
Title:	Vice President, Sentinel Asset Management

LIFE INSURANCE COMPANY OF THE SOUTHWEST

By:	/s/ R. Scott Higgins
Name:	R. Scott Higgins
Title:	Vice President, Sentinel Asset Management
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Schedule A
CURRENT NOTEHOLDERS
The foregoing is hereby agreed to as of the date thereof.
Acknowledged and Agreed to:

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Bill Henricksen
Name:	Bill Henricksen
Title:	Vice President

MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Bill Henricksen
Name:	Bill Henricksen
Title:	Vice President
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

Acknowledged and Agreed to:

JOHN HANCOCK LIFE INSURANCE COMPANY

By: Name:	/s/ Gary M. Pelletier Gary M. Pelletier
Title:	Managing Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By: Name:	/s/ Gary M. Pelletier Gary M. Pelletier
Title:	Its Authorized Signatory

MANULIFE INSURANCE COMPANY f/n/a
INVESTORS PARTNER LIFE INSURANCE COMPANY

By:	/s/ Gary M. Pelletier
Name:	Gary M. Pelletier
Title:	Its Authorized Signatory

SIGNATURE 5 L.P.

By:	John Hancock Life Insurance Company, as Portfolio Advisor

	By:	/s/ Gary M. Pelletier
	Name:	Gary M. Pelletier
	Title:	Managing Director

Acknowledged and Agreed to:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Jeffrey A. Burian
Name:	Jeffrey A. Burian
Title:	Director
[Signature Page to Amendment and Restatement Agreement re: $700,000,000 Senior Notes]

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Amendment and Restatement Agreement regarding $700,000,000 Senior Unsecured Notes, dated as of November 4, 2005, between Discovery Communications, Inc. and the banks and financial institutions listed therein as Holders of Notes, have not been provided herein:
     Schedule B: Restricted Subsidiaries
     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibit I
AMENDED AND RESTATED NOTE AGREEMENT

DISCOVERY COMMUNICATIONS, INC.
$700,000,000 Senior Unsecured Notes
Consisting of:
$300,000,000 of 7.81% Series A Senior Unsecured Notes due March 9, 2006
$180,000,000 of 8.06% Series B Senior Unsecured Notes due March 9, 2008
$220,000,000 of 8.37% Series C Senior Unsecured Notes due March 9, 2011

AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT

Dated as of March 9, 2001
Amended and Restated as of November 4, 2005

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SCHEDULES AND EXHIBITS

Schedule A	—	Names and Addresses of Purchasers
Schedule B	—	Defined Terms
Schedule 4.12	—	Changes in Corporate Structure
Schedule 5.3	—	Disclosure Documents
Schedule 5.4	—	Subsidiaries
Schedule 5.5	—	Financial Statements
Schedule 5.11	—	Licenses, etc.
Schedule 5.15	—	Existing Indebtedness and Liens
Exhibit 1.1	—	Form of Senior Unsecured Note
Exhibit 4.4(a)	—	Form of Opinion Baker & McKenzie, counsel for the Company and the Subsidiary Guarantors
Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers
Exhibit 4.5	—	Form of Subsidiary Guaranty Agreement

DISCOVERY COMMUNICATIONS, INC.
7700 Wisconsin Avenue
Bethesda, MD 20814-3522
$700,000,000 Senior Unsecured Notes
As of March 9, 2001
TO EACH OF THE PURCHASERS LISTED IN
     THE ATTACHED SCHEDULE A THAT IS A
     SIGNATORY HERETO
Ladies and Gentlemen:
     DISCOVERY COMMUNICATIONS, INC., a Delaware close corporation (the “Company”), agrees with you as follows:
     1. Authorization of Notes.
     1.1. The Notes. The Company has duly authorized the issue and sale of $700,000,000 aggregate principal amount of its Senior Unsecured Notes consisting of $300,000,000 aggregate principal amount of its 7.81% Series A Senior Unsecured Notes due March 9, 2006 (the “Series A Notes”), $180,000,000 aggregate principal amount of its 8.06% Series B Senior Unsecured Notes due March 9, 2008 (the “Series B Notes”) and $220,000,000 aggregate principal amount of its 8.37% Series C Senior Unsecured Notes due March 9, 2011 (the “Series C Notes”), each such note to be in the form set out in Exhibit 1.1. As used herein, the term “Notes” shall mean, collectively, all Series A Notes, Series B Notes and Series C Notes originally delivered pursuant to this Agreement and the Other Agreements referred to below and all notes delivered in substitution or exchange for any such note and, where applicable, shall include the singular number as well as the plural. Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

     2. Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the series specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount and of the series specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.
     3. Closing. The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 at 9:00 a.m., New York time, at a closing (the “Closing”) on March 9, 2001, or on such other Business Day thereafter as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note of each series being purchased by you (or such greater number of Notes in denominations of at least $100,000 as you may request prior to the Closing), dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Suntrust Bank, Richmond, Virginia, ABA Number 051000020, account number 201739445 (account name Discovery Communications, Inc.).
     If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.
     4. Conditions to Closing. Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:
     4.1. Representations and Warranties. The representations and warranties of the Company in Section 5 of this Agreement, and the representations and warranties of the Original Subsidiary Guarantors in the Original Subsidiary Guaranty Agreement, shall be correct when made and at the time of the Closing (except to the extent the same relate to an earlier date, in which case they shall have been correct in all Material respects as of such earlier date).

     4.2. Performance; No Default. The Company and the Original Subsidiary Guarantors shall have performed and complied with all agreements and conditions contained in this Agreement and in the Original Subsidiary Guaranty Agreement required to be performed or complied with by them prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as described in Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Restricted Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.4, 10.5, 10.6 or 10.7 hereof had such Sections applied since such date.
     4.3. Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.12 have been fulfilled.
     (b) Secretary’s Certificate. Each of the Company and the Original Subsidiary Guarantors shall have delivered to you a certificate of its Secretary or an Assistant Secretary or such other authorized officer thereof, certifying on behalf of the Company or such Original Subsidiary Guarantor, as the case may be, as to the resolutions attached thereto and other proceedings relating to the authorization, execution and delivery of the Notes, this Agreement, the Other Agreements and the Original Subsidiary Guaranty Agreement.
     4.4. Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Baker & McKenzie, counsel for the Company and the Original Subsidiary Guarantors, substantially in the form set forth in Exhibit 4.4(a), and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinion to you) and (b) from Willkie Farr & Gallagher, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.
     4.5. Subsidiary Guaranty Agreement. You shall have received a counterpart original of the Subsidiary Guaranty Agreement, duly executed and delivered by each Original Subsidiary Guarantor, in the form of Exhibit 4.5 (the “Original Subsidiary Guaranty Agreement”) and said Original Subsidiary Guaranty Agreement shall be in full force and effect.
     4.6. [Intentionally Omitted]

     4.7. Purchase Permitted by Applicable Law, etc. On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including without limitation Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.
     4.8. Sale of Notes to Other Purchasers. The Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.
     4.9. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid at the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     4.10. Fitch Ratings Confirmation. The Notes shall have been rated not less than BBB- by Fitch IBCA and you shall have received evidence that such rating has been given and is currently effective.
     4.11. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of Notes.
     4.12. Changes in Corporate Structure. Except as described in Schedule 4.12, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation with any other entity or succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent financial statements referred to in Schedule 5.5, in any such case in a transaction which is Material.
     4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

     5. Representations and Warranties of the Company. The Company represents and warrants to you that:
     5.1. Organization; Power and Authority. The Company is a close corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Other Agreements and the Notes and to perform the provisions hereof and thereof.
     5.2. Authorization, etc. This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note for value received will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Original Subsidiary Guaranty Agreement has been duly authorized by all necessary action on behalf of each Original Subsidiary Guarantor, and upon execution and delivery thereof by such Original Subsidiary Guarantor, the Original Subsidiary Guaranty Agreement will constitute a legal valid and binding obligation of the applicable Original Subsidiary Guarantor enforceable against such Original Subsidiary Guarantor in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.3. Disclosure. The Company, through its agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has delivered to you a copy of a Confidential Private Placement Memorandum, dated January 2001 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and the principal properties of the Company and its Subsidiaries. The Memorandum and the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and described in Schedule 5.3 (together with the Memorandum, the “Disclosure Documents”), and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 1999, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes disclosed in the Disclosure Documents or in the financial statements listed in Schedule 5.5 and other changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other Disclosure Documents.
     5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates; Investments.
     (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (1) the Company’s (i) Restricted Subsidiaries, showing, as to each Restricted Subsidiary, the proper name thereof for the conduct of its business, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Restricted Subsidiary and specifying each Original Subsidiary Guarantor, (ii) shareholders and (iii) senior corporate officers and (2) certain existing Investments for identification under clause (i) of the definition of “Restricted Investments.” Except for the Original Subsidiary Guarantors, there is no Subsidiary that is a borrower or a guarantor under the Existing Bank Agreement.
     (b) All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary shown in Schedule 5.4 as being owned by the Company and its Restricted Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
     (c) Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Restricted Subsidiary possesses sufficient corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and, in the case of each Original Subsidiary Guarantor, to execute and deliver and perform its obligations under the Subsidiary Guaranty Agreement.

     (d) No Restricted Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the agreements listed in Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.
     5.5. Financial Statements. The Company has delivered to you and each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of interim financial statements, to normal year-end adjustments).
     5.6. Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement, the Other Agreements and the Notes and by the Original Subsidiary Guarantors of the Original Subsidiary Guaranty Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any applicable indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other applicable agreement or instrument, by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority.
     5.7. Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement. the Other Agreements or the Notes or by the Original Subsidiary Guarantors of the Original Subsidiary Guaranty Agreement.
     5.8. Litigation; Observance of Agreements, Statutes and Orders.
     (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (b) Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of all foreign or U. S. federal, state or other taxes for all financial periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended December 31, 1999 and the Company has made estimated payments for fiscal 2000. Such federal income tax liabilities have been finally determined through the fiscal year ended December 31, 1995.
     5.10. Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet listed in Schedule 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     5.11. Licenses, Permits, Authorizations, etc.
     (a) Except as disclosed in Schedule 5.11, or except insofar as any conflict, infringement or violation described below (both individually and in the aggregate) is not Material,
          (i) the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto without known conflict with the rights of others;

          (ii) to the best knowledge of the Company, no product of the Company or any Restricted Subsidiary infringes in any respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and
          (iii) to the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.
     (b) Except as disclosed on Schedule 5.11, each of the Company and its Restricted Subsidiaries has secured all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of said Necessary Authorizations are the subject of any pending or, to the best of the Company’s knowledge, threatened attack or revocation by the grantor of the Necessary Authorization. The Company is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement, the Other Agreements, the Notes or the Subsidiary Guaranty Agreement or the issuance and sale of the Notes and the application of the proceeds thereof as contemplated hereby. The Company and its Restricted Subsidiaries have all MSO Agreements necessary to the operation of their respective business, such agreements are in full force and effect and the Company or such Restricted Subsidiary, as applicable, is not in default thereunder in any material respect.
     5.12. ERISA; Foreign Plans.
     (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA other than liability for the payment of PBGC premiums, all of which have been timely paid to the extent Material, or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) that is subject to Title IV of ERISA, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
     (d) The expected post retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
     (e) With respect to each employee benefit plan, if any, disclosed by you in writing to the Company in accordance with Section 6.2(c), neither the Company nor any “affiliate” of the Company (as defined in section V(c) of the QPAM Exemption) has at this time, nor has exercised at any time during the immediately preceding year, the authority to appoint or terminate the “QPAM” (as defined in Part V of the QPAM Exemption) disclosed by you to the Company pursuant to Section 6.2(c) as manager of any of the assets of any such plan or to negotiate the terms of any management agreement with such QPAM on behalf of any such plan. The Company is not a party in interest with respect to any employee benefit plan disclosed by you in accordance with Section 6.2(b), 6.2(d) or 6.2(f). The execution and delivery of this Agreement, the Other Agreements, the Original Subsidiary Guaranty Agreement and the issuance and sale of the Notes at the Closing hereunder will not involve any prohibited transaction (as such term is defined in section 406(a) of ERISA and section 4975(c)(1)(A)-(D) of the Code), that could subject the Company or any holder of a Note to any tax or penalty on prohibited transactions imposed under said section 4975 of the Code or by section 502(i) of ERISA. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the source of the funds used to pay the purchase price of the Notes to be purchased by you.
     (f) All Foreign Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Foreign Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries, to the extent Material, have been paid or accrued as required.

     5.13. Private Offering. Neither the Company nor anyone acting on its behalf has offered the Notes, the Subsidiary Guaranty Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 125 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has, during the six-month period prior to the date of Closing, offered or sold any securities “of the same or a similar class” (within the meaning of Rule 502(a) of Regulation D under the Securities Act) as the Notes. The Company has not taken and will not take, nor will it cause or authorize anyone acting on its behalf to take, any action that would subject the issuance or sale of the Notes or the execution and delivery of the Subsidiary Guaranty Agreement to the registration requirements of section 5 of the Securities Act.
     5.14. Use of Proceeds; Margin Regulations. The Company will apply the entire net proceeds of the sale of the Notes to repay existing Indebtedness in the principal amount of approximately $700 million. No part of the proceeds from the sale of the Notes hereunder will be used, and no part of the proceeds of any such Indebtedness being repaid was used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     5.15. Existing Indebtedness; Future Liens.
     (a) Schedule 5.15 sets forth a complete and correct list of each individual item of Indebtedness for Money Borrowed in excess of $5,000,000 and the aggregate amount of all outstanding Indebtedness for Money Borrowed of the Company and its Subsidiaries as of January 31, 2001, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness for Money Borrowed. Schedule 5.15 also identifies each Group Debt Facility as of the date of this Agreement, each item of Indebtedness for Money Borrowed that is to be repaid from the proceeds of the sale of the Notes and each item of Indebtedness for Money Borrowed of the Company or any Restricted Subsidiary that is secured by a Lien (including a brief description of the collateral). Neither the Company nor any Restricted Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness for Money Borrowed of the Company or any Restricted Subsidiary, and no event or condition exists with respect to any Indebtedness for Money Borrowed of the Company or any Restricted Subsidiary that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness for Money Borrowed to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.
     5.16. Foreign Assets Control Regulations, etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     5.17. Status Under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.
     5.18. Environmental Matters.
     (a) Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
     (b) Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

     (c) Neither the Company nor any of its Restricted Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.
     (d) All buildings on all real properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     5.19. Priority of Obligations; Solvency.
     (a) The Company’s obligations under this Agreement, the Other Agreements and the Notes, and each Original Subsidiary Guarantor’s obligations under the Original Subsidiary Guaranty Agreement, will, upon issuance of the Notes for value received and the execution and delivery of the Original Subsidiary Guaranty Agreement, respectively, rank at least pari passu, without preference or priority, with all of the outstanding unsecured and unsubordinated Indebtedness of the Company or of such Original Subsidiary Guarantor, as the case may be.
     (b) The Company is, and after giving effect to the transactions contemplated hereby, the Notes and the Other Agreements will be, Solvent.
     6. Representations of the Purchaser.
     6.1. Purchase of Notes. You represent that you are purchasing the Notes (and accepting the benefits of the Subsidiary Guaranty Agreement in relation to the Notes) for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You further represent that you are an institutional “accredited investor” (as defined in Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act), and can bear the risk of holding the Notes for an indefinite period of time. You understand that neither the Notes nor the Subsidiary Guaranty Agreement have been registered under the Securities Act or any state securities laws and the Notes may be resold only if registered pursuant to the provisions of the Securities Act and any applicable state securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes or the Subsidiary Guaranty Agreement.

     6.2. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:
     (a) the Source is an insurance company separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) which has an interest in such separate account and to any participant or beneficiary of any such employee benefit plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or
     (b) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Class Exemption (“PTE”) 90-1 (issued January 29, 1990, as amended), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991, as amended), and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of employee benefit plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (c) the Source constitutes assets of an “investment fund"(within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(b), (c), (d) and (g) of the QPAM Exemption are satisfied, and neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Part V of the QPAM Exemption) owns a 5% or more interest in the Company, and the identity of (A) such QPAM and (B) all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or
     (d) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (d); or
     (e) the Source is an “insurance company general account”, as such term is defined in PTE 95-60 (issued July 12, 1995, as amended), and there is no employee benefit plan with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such employee benefit plan and all other employee benefit plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTE 95-60) exceeds 10% of the total reserves and liabilities of such general account (as determined under PTE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with your state of domicile; or
     (f) the Source is one or more employee benefit plans which are managed by an “in-house asset manager,” as that term is defined in PTE 96-23 (issued April 10, 1996, as amended), the conditions of Part I(a), (b), (c), (f), (g) and (h) of such exemption have been met with respect to the purchase of the Notes and the identity of the in-house asset manager and of all employee benefit plans whose assets are included in the transaction have been disclosed to the Company in writing pursuant to this paragraph (f); or
     (g) the Source does not include assets of an employee benefit plan, other than a plan exempt from the coverage of ERISA and section 4975 of the Code; or
     (h) the source is a governmental plan.
     If you or any subsequent transferee of the Notes notifies the Company in writing that you or such transferee are relying on any representation contained in paragraphs (b), (c), (d) or (f) above, the Company shall deliver on the date of Closing and on the date of any applicable transfer, a certificate, which, if accurate, shall either state that (i) it is neither a “party in interest” (as defined in Title I, section 3(14) of ERISA) nor a “disqualified person” (as defined in section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b), (d) or (f) above, or (ii) with respect to any plan identified pursuant to paragraph (c) above, neither it nor any “affiliate” (as defined in section V(c) of the QPAM Exemption) has at such time, nor during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan. As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA, except that the term “employee benefit plan” shall also include any “plan” as defined in section 4975(e)(1) of the Code.
     7. Information as to Company.
     7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements. Within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), or at such time, if earlier, that such financial statements are delivered to the lenders under the Existing Bank Agreement or under any other Group Debt Facility, duplicate copies of

          (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
          (ii) consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
     (b) Annual Statements. Within 120 days after the end of each fiscal year of the Company, duplicate copies of
          (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
          (ii) consolidated statements of income and retained earnings and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form (with respect to (b)(i) and (b)(ii)) the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
     (c) SEC and Other Reports. Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

     (d) Notice of Default or Event of Default. Promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters. Promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
          (i) with respect to any Plan subject to Title IV of ERISA (other than a Multiemployer Plan), any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or
          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan (other than a Multiemployer Plan), or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
          (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
     (f) Notices from Governmental Authority. Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

     (g) Other Notices. Promptly upon receipt thereof, copies of all notices, reports and other like documents (to the extent not duplicative with any other notices or documents delivered pursuant to this Section 7.1) delivered to the lenders under the Existing Bank Agreement or under any other Group Debt Facility, including, but not limited to, (i) any reports submitted to the Company by its independent public accountants, (ii) any annual budgets, (iii) all Material reports or financial information filed with any Governmental Authority, (iv) notice of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and (v) notice of any termination of any Transponder Lease Agreement or any MSO Agreement; and
     (h) Requested Information. With reasonable promptness, such other data and information (including information of the type described in clause (g)) relating to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes, all as from time to time may be reasonably requested by any such holder of Notes.
     7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by an Officer’s Certificate signed by a Senior Financial Officer setting forth:
     (a) Covenant Compliance. The information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2(v), 10.3(xi), 10.4 and 10.5(v) during the interim or annual period covered by the statements then being furnished (including (i) such consolidating financial information as is reasonably necessary to determine how the financial position and performance of the Restricted Subsidiaries was derived from the consolidated financial statements delivered pursuant to Section 7.1(a) or Section 7.1(b) and (ii) with respect to each such Sections 10.1, 10.2(v), 10.3(xi), 10.4 and 10.5(v), where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Default. A statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including without limitation any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law, ERISA, any laws applicable to the Foreign Plans and the Licenses or Title 17 of the United States Code), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     7.3. Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default. If no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
     (b) Default. If a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
     8. Payment and Prepayment of the Notes.
     8.1. Payment of Notes. The Company will make payment of the principal of the Notes in accordance with their terms at maturity (March 9, 2006 in the case of the Series A Notes, March 9, 2008 in the case of the Series B Notes and March 9, 2011 in the case of the Series C Notes), together with interest thereon as provided in the Notes. The Notes are also subject to prepayment as specified in the following provisions of this Section 8.
     8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided in Section 8.3, prepay at any time all, or from time to time any part of (in a minimum principal amount of $1,000,000 and otherwise in multiples of $500,000), the Notes of any series at the principal amount so prepaid, plus accrued interest with respect to such principal amount being prepaid to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.
     8.3. Notice of Prepayments. The Company will give each holder of Notes written notice of each optional prepayment under Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for such prepayment (which shall be a Business Day), the aggregate principal amount of the Notes of each series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to the holder of each Note a certificate of a Senior Financial Officer specifying the calculation of the Make-Whole Amount as of the specified prepayment date.
     8.4. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of any series pursuant to Section 8.2, the principal amount of the Notes of such series to be prepaid shall be allocated among all Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
     8.5. Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     8.6. Purchase of Notes. The Company will not and will not permit any Subsidiary or any Affiliate as to which it or a Subsidiary exercises dominion or control (a “Controlled Affiliate”) to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement, the Other Agreements and the Notes. The Company will promptly cancel all Notes acquired by it or any Subsidiary or any Controlled Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and the Other Agreements and no Notes may be issued in substitution or exchange for any such Notes.
     8.7. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount shall in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Applicable Margin” means 0.50% (50 basis points).

     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) based on the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of the Applicable Margin plus the yield to maturity implied by (i) the yields reported, as of 10:00:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Screen PX1” on the Bloomberg Financial Markets Commodities News screen (or such other display as may replace Screen PX1 on the Bloomberg Financial Markets Commodities News screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, and, to the extent that there is a reasonable basis for asserting that more than one yield shall be attributed to any one U.S. Treasury Security (as might occur if there were a change in its yield attributable to such U.S. Treasury Security at the time specified above), then the lowest yield reported at such time shall be used, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for actively traded U.S. Treasury securities with a maturity closest to and less than, and closest to and greater than, the Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimal places that appear in the stated interest rate of such Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     8.8. Change of Control.
     (a) Notice of Change of Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give written notice of such Change of Control or Control Event to each holder of Notes (by telecopy transmission and, simultaneously with the sending of such telecopied notice, by sending a copy of such notice to each such holder via an overnight courier of international reputation), which notice will describe in reasonable detail the nature and date of the Change of Control or Control Event (a “Company Notice”). Each Company Notice shall constitute Confidential Information, as defined in Section 20, and shall be subject to the provisions of Section 20 unless otherwise specified by the Company in such Company Notice. In the case that a Change of Control has occurred, such Company Notice shall specify that the holders of the Notes shall have the right to require prepayment of the Notes then held by such holders as described in subsection (b) of this Section 8.8.
     (b) Right to Elect Prepayment of Notes. If a Change of Control shall occur, each holder of Notes shall have the right, in accordance with and subject to this Section 8.8, to require that all, but not less than all, of the Notes held by such holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) shall be prepaid on a date specified in a notice to that effect delivered to the Company (which shall be a Business Day) (the “Proposed Prepayment Date”), which Proposed Prepayment Date shall be not less than 30 days and not more than 60 days after the date of the Company Notice.
     (c) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without any Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.

     9. Affirmative Covenants. The Company covenants that so long as any of the Notes are outstanding:
     9.1. Compliance with Law. The Company will and will cause each of its Restricted Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, ERISA and Title 17 of the United States Code, all laws, ordinances or governmental rules or regulations applicable to the Foreign Plans and the Licenses, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances, governmental rules or regulations, orders and decrees or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     9.2. Insurance. The Company will and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     9.3. Maintenance of Properties. The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     9.4. Payment of Taxes and Claims. The Company will and will cause each of its Restricted Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     9.5. Corporate Existence, etc. Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.5 and Section 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or another Restricted Subsidiary or all of its assets and liabilities are transferred to the Company or another Restricted Subsidiary, by liquidation or otherwise) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
     9.6. Subsidiary Guarantors.
     (a) The Company will not permit any Subsidiary to enter into any Guarantee of any Indebtedness of the Company under any Group Debt Facility (a “Group Debt Facility Guarantee”) unless such Subsidiary simultaneously executes and delivers a Guarantee of the Notes (a “Subsidiary Guarantee”) on terms substantially similar to such Group Debt Facility Guarantee, except as may be otherwise required by Section 9.6(b).
     (b) Notwithstanding any other provision of this Agreement, any Subsidiary Guarantee shall provide by its terms that such Subsidiary Guarantee shall be unconditionally released and discharged upon (i) any sale, exchange or transfer of all of the common equity or equivalent ownership interest held by the Company or any Subsidiary in, or all or substantially all the assets of, the obligor on such Subsidiary Guarantee (the “Subsidiary Guarantor”), or any other sale or disposition (by merger or otherwise) of such Subsidiary Guarantor or any interest therein following which such Person is no longer a Subsidiary, which is in compliance with this Agreement, (ii) the release by the holders of the Group Debt Facility Indebtedness of the Company of their Group Debt Facility Guarantee by such Subsidiary Guarantor (including any deemed release upon payment in full of all obligations under such Group Debt Facility Indebtedness), which release occurs at a time when (A) no other Group Debt Facility Indebtedness of the Company remains guaranteed by such Subsidiary Guarantor, or (B)

the holders of all such other Group Debt Facility Indebtedness which would otherwise remain guaranteed by such Subsidiary Guarantor also release their Group Debt Facility Guarantee by such Subsidiary Guarantor (including any deemed release upon payment in full of all obligations under such Group Debt Facility Indebtedness), (iii) merger or consolidation of such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor or (iv) payment in full of the aggregate principal amount of the Notes then outstanding, any interest then accrued thereon and unpaid and any Make Whole-Amount, if applicable; provided that, in each case specified in the foregoing clauses (i) through (iv), (1) after giving effect to such release and discharge no Default or Event of Default shall have occurred and be continuing, (2) no amount is then due and payable under the Subsidiary Guarantee by such Subsidiary Guarantor, (3) such Subsidiary Guarantor is not at the time a guarantor under any other Group Debt Facility Guarantee that is not also concurrently being released and discharged and (4) the Company shall have given notice accompanied by a certificate of a Senior Financial Officer to certify compliance with the foregoing requirements. Upon any such occurrence specified in this Section 9.6(b), and upon receipt of the certificate described in clause (4) of the preceding proviso the holders shall, at the Company’s expense, execute any documents reasonably required by the Company in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.
     (c) Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.
     (d) The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.
     9.7. Covenant to Secure Notes Equally. The Company covenants that if it or any Restricted Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.3 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), it will make or cause to be made effective provision satisfactory in form and substance to the Majority Holders whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.
     9.8. Priority of Obligations. The Company agrees that the Company’s obligations under this Agreement, the Other Agreements and the Notes will at all times rank at least pari passu, without preference or priority, with all of the outstanding unsecured and unsubordinated Indebtedness for Money Borrowed of the Company.

     10. Negative Covenants. The Company covenants that so long as any of the Notes are outstanding:
     10.1. Maintenance of Financial Conditions. The Company will not
          (i) permit the Consolidated Interest Coverage Ratio for each period of four consecutive fiscal quarters of the Company ending on or after June 30, 2004 to be less than 3.00 to 1.00, or
          (ii) permit the Consolidated Leverage Ratio at any time during each period of four consecutive fiscal quarters of the Company set forth below to be greater than the ratio set forth below opposite such period:

Maximum
Consolidated
Four Fiscal Quarters Ending	Leverage Ratio
June 30, 2004 through December 31, 2004	4.75:1
March 31, 2005 and each fiscal quarter thereafter	4.50:1
provided, however, the Consolidated Leverage Ratio may, at the Company’s option (which may be exercised only once while the Notes are outstanding by giving prior written notice thereof to the holders of the Notes) and subject to the payment of Additional Interest during each Additional Interest Period, exceed 4.50 to 1.00 for a single period of up to one year beginning with the fiscal quarter end date immediately following any Acquisition, provided that such ratio does not exceed 5.00 to 1.00 during such period.
     10.2. Limitation on Restricted Subsidiary Indebtedness for Money Borrowed. The Company shall not permit any of its Restricted Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness for Money Borrowed other than:
          (i) Indebtedness for Money Borrowed of any Person existing at the time such Person becomes a Subsidiary and not created in contemplation of such Person becoming a Subsidiary and any extension, renewal or replacement of such Indebtedness for Money Borrowed, provided that the principal amount thereof shall not be increased and the maturity of such Indebtedness for Money Borrowed shall not be shortened;
          (ii) Indebtedness for Money Borrowed of Restricted Subsidiaries owing to the Company or to another Restricted Subsidiary;
          (iii) Indebtedness for Money Borrowed of one or more Restricted Subsidiaries in respect of the Headquarters Indebtedness as contemplated by the Headquarters Transaction but only if each such Restricted Subsidiary has no assets other than a portion or all of the Headquarters Property;

          (iv) Indebtedness for Money Borrowed of Subsidiary Guarantors owing in respect of Group Debt Facility Guarantees executed in conformity with the provisions of Section 9.6; and
          (v) Indebtedness for Money Borrowed of Restricted Subsidiaries in addition to that permitted under the foregoing clauses (i) through (iv), provided that the aggregate outstanding principal amount of all Indebtedness for Money Borrowed incurred pursuant to this clause (v) plus (without duplication) the aggregate outstanding principal amount of Indebtedness for Money Borrowed secured by Liens as permitted solely by Section 10.3(xi) shall not at any time exceed 15% of Consolidated Total Assets.
     10.3. Limitation on Liens. The Company shall not and shall not permit any of its Restricted Subsidiaries to create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for:
          (i) Liens for taxes or assessments or other governmental charges or levies which are either not yet due and payable or are currently being contested in good faith by appropriate proceedings and with respect to which the Company is in compliance with the provisions of Section 9.4;
          (ii) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves on its books in accordance with GAAP and as to which no Event of Default exists under Section 11(j);
          (iii) other Liens incidental to the normal conduct of the business (including, without limitation, stockholder and joint venture agreements, voting trust arrangements and similar arrangements) of the Company or any Restricted Subsidiary or the ownership of its property which are not incurred in connection with the incurrence of Indebtedness or the extension of credit or advances and which do not in the aggregate materially impair the use of such property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;
          (iv) Liens in existence on the date of the Closing and identified on Schedule 5.15;
          (v) Liens in favor of the Company or another Restricted Subsidiary;

          (vi) the extension, renewal or replacement of any Lien permitted by clause (iv), (v) or (viii) of this Section 10.3 in respect of the same property (without increase in the principal amount of the Indebtedness secured);
          (vii) any Lien on property or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price of such property created contemporaneously with such acquisition; so long as the Lien is granted to the seller of the property in conjunction with seller financing; all of such Liens not at any time to exceed 100% of the fair market value of the related property;
          (viii) (x) any Lien on property existing at the time of acquisition thereof (and not created in contemplation of such transaction), whether or not the Indebtedness secured thereby is assumed by the Company or such Restricted Subsidiary, or (y) any Lien existing on the property of a Person at the time such Person is merged into or consolidated with the Company or Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary (and in each case not created in contemplation of such transaction); provided, however, that all of such Liens described in (x) and (y) above with respect to any such property may not at any time exceed 100% of the fair market value of such property;
          (ix) Liens created in connection with and as contemplated by the Headquarters Transaction;
          (x) other Liens securing Indebtedness for Money Borrowed in addition to those permitted by clauses (i) through (ix) of this Section 10.3, so long as (A) effective provision is made pursuant to customary and commercially reasonably satisfactory (to the Majority Holders) documentation to secure the Notes equally and ratably with the Indebtedness for Money Borrowed so secured, and (B) prior to the granting of any such Lien (other than a Lien in favor of the lenders under the Existing Bank Agreement), the entity granting such Lien provides each of the holders of the Notes with a certificate of a senior financial officer of such entity as to the Solvency of such entity (after giving effect to the incurrence of Indebtedness for Money Borrowed secured by such Liens) and a summary of the total assets and liabilities of such entity (after giving effect to the incurrence of Indebtedness for Money Borrowed secured by such Liens); and
          (xi) other Liens securing Indebtedness for Money Borrowed in addition to those permitted by clauses (i) through (x) of this Section 10.3, provided that the aggregate outstanding principal amount of all Indebtedness for Money Borrowed secured by such Liens permitted solely by this clause (xi) plus (without duplication) the aggregate outstanding principal amount of Indebtedness for Money Borrowed of Restricted Subsidiaries incurred pursuant to Section 10.2(v) shall not at any time exceed 15% of Consolidated Total Assets.

     10.4. Restricted Payments and Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment or Restricted Investment if at the time of making the same and after giving effect thereto (A) any Default or Event of Default exists or would exist or (B) the Net Amount of Restricted Payments and Investments would exceed the sum of (1) $75,000,000, plus (2) the greater of (i) 50% of the Net Income (if positive ) of the Company and its Restricted Subsidiaries for each fiscal year subsequent to December 31, 2000 (the “Net Income Account”), provided, that, if Net Income of the Company and its Restricted Subsidiaries for any fiscal year subsequent to December 31, 2000 shall be negative, 50% of such negative amount shall be subtracted from the Net Income Account, but only to the extent, if any, that the Net Income Account exceeds zero, and (ii) $25,000,000 for each fiscal year subsequent to December 31, 2000, plus (3) the Net Issuance Proceeds of any New Equity issued after the date hereof. For purposes of the foregoing, the “Net Amount of Restricted Payments and Investments” as of any date of determination shall mean the sum of all Restricted Payments and Restricted Investments (valued at cost) made after December 31, 2000 made by the Company and its Restricted Subsidiaries, less any return of capital (but not any earnings thereon) received by the Company or any Restricted Subsidiary in respect of any such Restricted Investment.
     10.5. Asset Disposals. The Company shall not, and shall not permit any Restricted Subsidiary to, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of or part with possession of all or any part of its properties or assets (“Disposals”, and “Disposed” shall have correlative meaning) other than:
          (i) Disposals (including the Disposal of inventory, obsolete assets or waste) made in the ordinary course of business of the disposing entity;
          (ii) Disposals of assets by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary;
          (iii) Disposals of cash;
          (iv) Disposals of any portion of the Headquarters Property effected in connection with the consummation of the Headquarters Transaction; and
          (v) Any other Disposal (including disposals of stock of Subsidiaries and Disposals by way of merger or consolidation of a Restricted Subsidiary (other than a merger or consolidation with the Company or another Restricted Subsidiary)) of property or assets so long as after giving effect thereto the aggregate Asset Percentage Value of such Disposal, when combined with the Asset Percentage Value of all Disposals pursuant to clause (i) above (excluding inventory, obsolete assets and waste) and all other Disposals pursuant to this clause (v) during the period of four consecutive fiscal quarters of the Company then next ending either (1) shall not exceed 15% (the “Disposal Limit”) or (2) to the extent that the Disposal Limit has been or is thereby exceeded by a Disposal, within a period of one year after such Disposal, the Company shall cause an amount (the “Asset Purchase Amount”) equal to the greater of (x) the net sale proceeds received in connection with such Disposal and (y) the book value of the assets which are the subject of such Disposal, to be used for the purchase of similar assets of at least equal value for the Company or any Restricted Subsidiary (a “Qualifying Asset Purchase”). The Company will accumulate and retain unencumbered funds (which may be invested in Investments of the type listed in clauses (iv), (v) and (vi) of the definition of Restricted Investments), or otherwise have funds available to it from binding commitments (subject to no conditions which the Company is unable to meet) from responsible financial institutions, in an amount equal to the Asset Purchase Amount in order to fund each Qualifying Asset Purchase in order to satisfy the foregoing limitations. For purposes of the foregoing the term “Asset Percentage Value” shall mean, with respect to any Disposal (other than those permitted under clauses (ii), (iii) and (iv) above and the Disposal of inventory, obsolete assets or waste permitted by clause (i) above) the percentage that the book value of the property or assets subject to such Disposal represents of Consolidated Total Assets as of the end of the fiscal quarter of the Company immediately preceding the date of such Disposal. For purposes of calculating the Disposal Limit, the Asset Percentage Value of any Disposal of property or assets by the Company or any Restricted Subsidiary to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary within the same consecutive four quarter period in which such Disposal was made shall, to the extent such Unrestricted Subsidiary has not subsequently Disposed of such property or asset, be excluded from and after the date of such redesignation.
     10.6. Transactions With Affiliates. The Company will not and will not permit any Restricted Subsidiary directly or indirectly to enter into any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary) (other than any dividend on, or any other direct or indirect distribution or payment on account of, any class of the Company or any Subsidiary’s capital stock or other equity interests, or any redemption or repurchase of the stock or other equity interests of the Company or its Subsidiaries to the extent not restricted by the other terms hereof), except pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

     10.7. Merger, Consolidation, Transfer of Substantially All Assets. The Company will not consolidate or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions (including by way of liquidation) to any Person except that the Company may consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its assets to, any other corporation if (i) either (A) in the case of a merger or consolidation, the Company shall be the surviving or continuing corporation, or (B) the surviving, continuing or resulting corporation or the corporation that purchases, leases, or otherwise acquires all or substantially all of the assets of the Company (the “Successor Company”) (1) is a solvent corporation organized under the laws of any State of the United States or the District of Columbia and (2) expressly and unconditionally assumes the due and punctual performance of all obligations of the Company hereunder and under the Notes by an instrument in writing delivered to each holder of Notes, and the Successor Company shall deliver to the holders of the Notes an opinion of nationally recognized independent counsel, in form and substance reasonably satisfactory to the Majority Holders, to the effect that such written assumption has been duly authorized, executed and delivered by such surviving, continuing, resulting or acquiring corporation and constitutes a legal, valid and binding obligation enforceable against such corporation in accordance with its terms, and as to such other matters incident to such transactions as the Majority Holders may reasonably request; and (ii) at the time of such transaction and after giving effect thereto no Default or Event of Default shall have occurred and be continuing (and the Company shall have delivered an Officer’s Certificate to the holders of the Notes to such effect).
     No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Company that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement or the Notes.
     10.8. Terrorism Sanctions Regulations. The Company will not and will not permit any Restricted Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in section 1 of the Anti-Terrorism Order or (ii) knowingly engage in any dealings or transactions with any such Person.
     11. Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or
     (e) [Intentionally Omitted]
     (f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (g) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or, solely as a result of any default in the performance of or compliance with any Specified Covenant contained in any Group Debt Facility, one or more Persons are entitled to declare the Indebtedness under such Group Debt Facility to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness for Money Borrowed before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness for Money Borrowed; or

     (h) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or
     (j) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and its Restricted Subsidiaries which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (k) [Intentionally Omitted]
     (l) if (i) any Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan (other than a Multiemployer Plan) or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan (other than a Multiemployer Plan) may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans that are subject to Title IV of ERISA (other than a Multiemployer Plan), determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I of ERISA (other than for payments of benefits, premiums and contributions) or Title IV of ERISA (other than the payment of PBGC premiums) or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder for such post-employment welfare benefits (without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code); and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.
     As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
     12. Remedies on Default, etc.
     12.1. Acceleration.
     (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, the Majority Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes then outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Majority Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than the non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     12.4. No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including without limitation reasonable attorneys’ fees, expenses and disbursements.

     13. Registration; Exchange; Substitution of Notes.
     13.1. Registration of Notes. The Company shall keep at its principal executive office (which shall at all times be located and maintained within the United States) a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     13.2. Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within five Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred or registered in denominations of less than $500,000 (except for the transfer of a Note issued in respect of a Note issued upon original issuance in an amount of less than $500,000) or any integral multiple of $1,000 in excess thereof, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1 and 6.2, provided that such holder may, in lieu of making the representation set forth in Section 6.2, make a representation (in reliance upon information provided by the Company, which shall not be unreasonably withheld) to the effect that the transfer to such holder of any Note will not constitute nor involve a non-exempt prohibited transaction under section 406(a) of ERISA or section 4975 of the Code.

     13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or any other Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (ii) in the case of mutilation, upon surrender and cancellation thereof, within five Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
     14. Payments on Notes.
     14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the principal office of The Bank of New York in New York City. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.
     14.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.
     15. Expenses, etc.
     15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company agrees to pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Other Agreements or the Notes (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Other Agreements or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Other Agreements or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated by this Agreement, the Other Agreements or the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).
     In furtherance of the foregoing, on the date of the Closing the Company will pay or cause to be paid the fees and disbursements and other charges (including estimated unposted disbursements and other charges as of the date of the Closing) of Willkie Farr & Gallagher, your special counsel, which are reflected in the statement of such special counsel submitted to the Company at least one Business Day prior to the date of the Closing. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and other charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the date of the Closing to the extent such disbursements and other charges exceed estimated amounts paid as aforesaid).
     15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

     16. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note as of the date so made, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
     17. Amendment and Waiver.
     17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Majority Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or change the rate or the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 11(h), 11(i), 12, 17 or 20.
     17.2. Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, as promptly as practicable and in any event sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     17.4. Notes Held by the Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
     18. Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid), or (d) in respect of Section 7.1(a) and Section 7.1(b) only (unless any holder of Notes requests in writing that such information be delivered by some other method), or in respect of any other Section herein if such holder of Notes consents to such method of delivery, by electronic transmission. Any such notice must be sent:
     (i) if to you or your nominee, to you or it at the mailing address or, if applicable, email address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing (with copies to its counsel as specified below),

     (ii) if to any other holder of any Note, to such holder at such mailing address or, if applicable, email address as such other holder shall have specified to the Company in writing (with copies to its counsel as specified below), or
     (iii) if to the Company, to the Company at its address set forth below:
Discovery Communications, Inc.
One Discovery Place
Silver Springs, MD 20910
Attention: Barbara Bennett, SEVP & Chief Financial Officer
Telecopy No.: 240-662-1527
Email: barbara_bennett@discovery.com
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: William B. Beekman
Telecopy No.: 212-909-6836
Email: wbbeekman@debevoise.com
or at such other address as the Company shall have specified to the holder of each Note in writing.
A copy of all notices to any holder of the Notes shall also be sent to counsel for such holder as specified to the Company in writing, and, in the absence of any such specification, to:
Bingham McCutchen LLP
One State Street
Hartford, CT 06103
Attention: Chester L. Fisher, III
Telecopy No.: 860-240-2800
chip.fisher@bingham.com
Notices under this Section 18 will be deemed given only when actually received.

     19. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
     20. Confidential Information. For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you (other than through disclosure by the Company or any Subsidiary), (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available or (e) independently developed by you or your agents or affiliates. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors whose duties require them to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, (viii) any Person to correct any false or misleading information which may become public concerning a holder’s relationship to the Company or any investment by a holder involving the Company or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement, the Subsidiary Guaranty Agreement, the Intercreditor Agreement or any Group Debt Intercreditor Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20. Your obligations under this Section 20 will survive the payment or transfer of any Note held by you and the termination of this Agreement.
     21. Substitution of Purchaser. You shall have the right to substitute any one of your Affiliates or investment funds, accounts or other vehicles managed by you as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, fund, vehicle or account, shall contain such Affiliate’s, fund’s, vehicle’s or account’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate, fund, vehicle or account of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate, fund, vehicle or account in lieu of you. In the event that such Affiliate, fund, vehicle or account is so substituted as a purchaser hereunder and such Affiliate, fund, vehicle or account thereafter transfers to you all of the Notes then held by such Affiliate, fund, vehicle or account upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, fund, vehicle or account but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

     22. Miscellaneous.
     22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.
     22.2. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     22.3. Jurisdiction and Process; Waiver of Jury Trial.
     (a) The Company, you and each subsequent holder of a Note (by accepting the same) each irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.3(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it is or may be subject) by a suit upon such judgment.
     (c) The Company consents to process being served in any suit, action or proceeding of the nature referred to in Section 22.3(a) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address in the United States of which the holders of the Notes shall then have been notified pursuant to said Section for the purpose of accepting service of any process in the United States. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (d) Nothing in this Section 22.3 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (e) THE COMPANY, YOU AND EACH SUBSEQUENT HOLDER OF A NOTE (IF ANY) EACH WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE OTHER AGREEMENTS, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
     22.4. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.2 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount (if any) or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
     22.5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.
     22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     22.7. Governing Law. This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

SCHEDULE B
DEFINED TERMS
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Acquisition” shall mean any acquisition of all or substantially all of the assets of a business or a business unit or any acquisition of all or substantially all of the capital stock or other ownership interest of any other Person or any merger by the Company or any of its Restricted Subsidiaries with any other Person, which Person shall then become consolidated with the Company or any such Restricted Subsidiary in accordance with GAAP.
     “Additional Interest” shall mean additional interest in the amount of 1.00% (100 basis points) per annum added to the rate of interest accruing and payable on the Notes during an Additional Interest Period.
     “Additional Interest Period” shall mean the one year period from and including the date of any notice given pursuant to the proviso in Section 10.1 to but excluding the first anniversary of such date.
     “Affiliate” shall mean, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Agreement, this” is defined in Section 17.3.
     “Asset Percentage Value” is defined in Section 10.5.
     “Asset Purchase Amount” is defined in Section 10.5.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Off-Balance Sheet Obligation of any Person, (i) in the case of an Off-Balance Sheet
SCHEDULE B-1

Obligation in an asset securitization transaction of the type described under clause (a) of the definition thereof, the unrecovered investment of transferees in transferred assets as to which such Person has or may have recourse obligations; or (ii) in the case of an Off-Balance Sheet Obligation in an off balance sheet lease transaction of the type described under clauses (b), (c) and (d) of the definition thereof, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such off balance sheet lease were accounted for as a Capitalized Lease.
     “Bank Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Bank Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Bank Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Bank Indebtedness or other obligation of the payment or performance of such Bank Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Bank Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Bank Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Bank Lien on any assets of such Person securing any Bank Indebtedness or other obligation of any other Person, whether or not such Bank Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Bank Indebtedness to obtain any such Bank Lien). The amount of any Bank Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Bank Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Bank Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters
SCHEDULE B-2

of credit in an aggregate face amount of not more than $15,000,000 and (ii) surety bonds in an aggregate face amount of not more than $10,000,000);
            (c) net obligations of such Person under any Swap Contract;
       (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
       (e) indebtedness (excluding prepaid interest thereon) secured by a Bank Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
       (f) Capitalized Leases and Off-Balance Sheet Obligations; and
       (g) all Bank Guarantees of such Person in respect of any of the foregoing of, or in respect of any obligation payable by, any other Person.
     For all purposes hereof, the Bank Indebtedness of any Person shall include the Bank Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Bank Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Bank Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
     “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.
SCHEDULE B-3

     “Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.
     “Change of Control” shall mean any event or series of events by which:
     (a) (i) any Person or “group” of Persons (other than (A) any Significant Shareholder, (B) any combination of Significant Shareholders and (C) any other Person if 50% or more of the Voting Stock of such Person is beneficially owned, directly or indirectly, by any Significant Shareholder or any combination of Significant Shareholders) within the meaning of section 13(d)(3) of the Exchange Act or who are otherwise acting in concert shall control or own (beneficially or otherwise and directly or indirectly) more than 50% of the Voting Stock of the Company or shall acquire the power to direct or cause the direction of the management and policies of the Company (a “Change Event”); and
     (ii) within a period of 90 days after the occurrence of such Change Event the Company shall not have procured and delivered to the holders of the Notes a letter from a nationally recognized credit rating organization assigning a private placement rating to the Notes (in the context of such Change Event) of at least BBB- (or a letter assigning the equivalent rating from any other nationally recognized credit rating organization); or
     (b) a “Change of Control” (as defined under the Existing Bank Agreement) has occurred.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” is defined at the commencement of this Agreement and shall include any Successor Company permitted under Section 10.7.
     “Company Notice” is defined in Section 8.8(a).
     “Compliance Certificate” means an Officer’s Certificate delivered pursuant to, and in compliance with, Section 7.2.
     “Confidential Information” is defined in Section 20.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and the Restricted Subsidiaries on a consolidated basis, without
SCHEDULE B-4

duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations outstanding under the Replacement Credit Agreement, other than in respect of Swap Contracts) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Bank Indebtedness (except as provided in clause (d) below), (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $15,000,000 and (ii) surety bonds in an aggregate face amount of not more than $10,000,000), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (f) without duplication, all Bank Guarantees with respect to outstanding Bank Indebtedness of the types specified in clauses (a) through (e) above of, or other obligation payable by, Persons other than the Company or a Restricted Subsidiary, and (g) all Bank Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Bank Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiary.
     “Consolidated Interest Charges” means, for any period, for the Company and the Restricted Subsidiaries determined on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters most recently ended on or prior to such date to (b) Consolidated Interest Charges for such period. The Consolidated Interest Coverage Ratio shall be determined on a “Pro Forma Basis” to the extent required under clause (c) of the section entitled “Accounting Terms and Determinations” set forth at the end of this Schedule B.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters most recently ended on or prior to such date. The Consolidated Leverage Ratio shall be determined on a “Pro
SCHEDULE B-5

Forma Basis” to the extent required under clause (c) of the section entitled “Accounting Terms and Determinations” set forth at the end of this Schedule B.
     “Consolidated Operating Cash Flow” means, for any period, the Operating Cash Flow of the Company and the Restricted Subsidiaries on a consolidated basis for that period.
     “Consolidated Total Assets” shall mean the total consolidated assets of the Company and its Restricted Subsidiaries computed in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Event” means (i) the execution by any Shareholder or the Company or any Subsidiary or Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, if consummated, individually or in the aggregate, would result in a Change of Control, or (ii) the commencement of any tender or similar event which, if successful, would result in a Change of Control.
     “Controlled Affiliate” is defined in Section 8.6.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means an event or condition the occurrence or existence of which would, with the giving of notice or the lapse of time, or both, become an Event of Default.
     “Default Rate” in respect of any series of Notes means that rate of interest that is the greater of (i) 2% above the stated rate of interest then in effect and (ii) 2% above the rate of interest publicly announced by The Bank of New York (or its successors) from time to time at its principal office in New York City as its base or prime rate.
     “Disclosure Documents” is defined in Section 5.3.
     “Disposal Limit” is defined in Section 10.5.
     “Disposed” and “Disposals” is defined in Section 10.5.
SCHEDULE B-6

     “Dollars” or “$” means lawful money of the United States.
     “Employee Compensation Plan” means that certain Discovery Communications, Inc. Unit Appreciation Plan adopted January 1, 1994, as amended from time to time, a true and correct copy of which has been delivered to the holders of the Notes prior to the Closing.
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Existing Bank Agreement” is defined in the definition of Group Debt Facility.
     “Film Rights Amortization” shall mean the amortization of the Company’s and its Restricted Subsidiaries’ payments for the acquisition of film rights and broadcast programming, which payments shall, at all times, be amortized in accordance with GAAP.
SCHEDULE B-7

     “Foreign Exchange Agreement” shall mean a foreign currency exchange hedging product agreement providing foreign currency exchange protection, and arising at any time between the Company, on the one hand, and any other Person (other than an Affiliate of the Company), on the other hand, as such agreement may be modified, supplemented or amended, and in effect from time to time.
     “Foreign Plan” means each employee benefit plan that is, or within the preceding five years has been, maintained, sponsored or otherwise contributed to by the Company or any Subsidiary and that provides, or within the preceding five years has provided, retirement or welfare benefits and is, or within the preceding five years has been, maintained outside the United States primarily for the benefit of individuals substantially all of whom are or were “nonresident aliens”, as defined in section 7701(b) of the Code.
     “GAAP” is defined at the end of this Schedule B.
     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any state thereof or any other political subdivision of any thereof, or
     (ii) any jurisdiction in which the Company or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Group Debt Facility” shall mean (a) the Credit Agreement dated as of June 15, 2004 among the Company, Bank of America, N.A., as Administrative Agent and L/C Issuer, Suntrust Bank, as Swing Line Lender, the other Lenders party thereto, Banc of America Securities LLC, Wachovia Capital Markets, LLC and TD Securities, Inc., as Joint Lead Arrangers and Joint Book Managers and Toronto Dominion (Texas), Inc., Citibank, N.A., Royal Bank of Canada, The Bank of Nova Scotia and The Royal Bank of Scotland Plc, as Documentation Agents and shall also include said agreement as amended, extended, supplemented or replaced from time to time (the “Existing Bank Agreement”), and (b) any other credit facility or financing agreement (including any renewal or extension of a then existing other credit facility or financing agreement) entered into on or after the date of the Closing by the Company or any Restricted Subsidiary.
     “Group Debt Facility Guarantee” is defined in Section 9.6.
SCHEDULE B-8

     “Guaranty” or “Guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation , whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any Person primarily obligated on such primary obligation (the “primary obligor”), (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including without limitation asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
     “Headquarters Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries relating to the Headquarters Transaction.
     “Headquarters Property” shall have the meaning set forth in the definition of “Headquarters Transaction”.
     “Headquarters Transaction” shall mean any financing (including any credit facility or other debt financing and any sale-leaseback transaction) of the real property in Silver Spring, Maryland and the Company’s headquarters building located on such real property (the “Headquarters Property”).
     “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” shall mean, with respect to any Person, (a) all items, except items of shareholders’ and partners’ equity or capital stock or surplus or general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all
SCHEDULE B-9

direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, (c) to the extent not otherwise included and in any event, without duplication, all Guaranties (exclusive of Guaranties by the Company of obligations of the Restricted Subsidiaries) and Capitalized Lease Obligations of such Person, (d) all reimbursement obligations with respect to outstanding letters of credit, and (e) obligations under Interest Hedge Agreements and Foreign Exchange Agreements.
     “Indebtedness for Money Borrowed” shall mean, with respect to any Person, without duplication, all money borrowed (including under capital leases) by such Person and Indebtedness represented by notes payable by such Person and drafts accepted representing extensions of credit to such Person, all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments or Guaranties (exclusive of Guaranties by the Company of obligations of the Restricted Subsidiaries), all Indebtedness of such Person upon which interest charges are customarily paid, and all Indebtedness of such Person issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations, or Indebtedness represent Indebtedness for money borrowed. For purposes of this definition, interest which is accrued but not paid on the original due date or within any applicable cure or grace period as provided by the underlying contract for such interest shall be deemed Indebtedness for Money Borrowed.
     “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 2.5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any investment fund, managed account or pension plan, any investment company or other investment vehicle, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
     “Interest Hedge Agreement” shall mean any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company, on the one hand, and any other Person (other than an Affiliate of the Company), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.
     “Investment” shall mean capital contributions to, loans to, repurchase agreements with, or investments in securities of, a Person.
     “Licenses” shall mean any rights, whether based upon any agreement, statute, order, ordinance, or otherwise, granted by any Governmental Authority to the Company or its Restricted Subsidiaries to operate their respective businesses and any other such
SCHEDULE B-10

rights subsequently obtained by the Company or its Restricted Subsidiaries, together with any amendment, modification or replacement with respect thereto.
     “Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind (including in the case of stock or other equity interests, stockholder agreements, voting trust arrangements and all similar arrangements) in respect of such property, whether or not choate, vested, or perfected.
     “Majority Holders” means, at any time, the holders of a majority of the unpaid principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Make-Whole Amount” is defined in Section 8.7.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Restricted Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Other Agreements and the Notes or (c) the validity or enforceability of this Agreement, the Other Agreements or the Notes.
     “Memorandum” is defined in Section 5.3.
     “MSO Agreement” shall mean any agreement between the Company or any of its Restricted Subsidiaries and a distributor of Non-Standard Television, pursuant to which such distributor agrees, among other things, to distribute and exhibit to its subscribers programming of the Company or such Restricted Subsidiary.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof, necessary, appropriate, or useful for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Company or its Restricted Subsidiaries, including, without limitation, the Licenses.
     “Net Amount of Restricted Payments and Investments” is defined in Section 10.4.
SCHEDULE B-11

     “Net Income” shall mean, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.
     “Net Income Account” is defined in Section 10.4.
     Net Issuance Proceeds” shall mean, in respect of any issuance of New Equity, cash proceeds received or receivable in connection therewith, net of customary out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person.
     “New Equity” shall mean (a) any infusion of equity into the Company by the Shareholders after the date hereof, and (b) any shares of capital stock of or other equity interests in the Company issued after the date hereof.
     “Non-Standard Television” shall mean any and all forms of video programming distribution, exhibition and display, whether now existing or hereafter developed, other than via Standard Television, including, without limitation, exploitation on a subscription, license, rental, sale or other basis (but not including theatrical exhibition to paying audiences, home video or non-theatrical exhibition). “Non-Standard Television” shall include, but not be limited to, exhibition by cable, pay cable, “over-the-air-pay” or subscription television, master antenna, low power television, closed circuit, hotel (for private in-room viewing only), multipoint distribution service and direct broadcast satellite service, video-on-demand and near video-on-demand.
     “Notes” is defined in Section 1.1.
     “Off-Balance Sheet Obligation” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Bank Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction where such Person has retained the tax benefits of the equipment subject to the applicable lease and which, upon the application of any Debtor Relief Law to such Person or any of its Bank Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and
SCHEDULE B-12

leaseback transaction involving a lease of the type described in clause (b) above; or (d) any other monetary obligation arising with respect to any other transaction which is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP.
     “Officer’s Certificate” means a certificate of a Responsible Officer whose responsibilities extend to the subject matter of such certificate.
     “Operating Cash Flow” means, for any period, for any Person, the sum of (a) the Net Income of such Person, plus (b) interest expense, depreciation, amortization (other than Film Rights Amortization), provision for income tax and other non-cash expenses deducted in determining such Net Income of such Person, in each case, determined in accordance with GAAP. By way of example only, as of November 4, 2005, “other non-cash expenses” includes (i) expenses recorded for long term incentive plans, (ii) amortization expense for launch and representation rights, (iii) expenses to record minority interests in consolidated results, (iv) equity gain or loss of other unconsolidated ventures, and (v) unrealized gain or loss on mark-to-market calculations for derivative financial instruments. For the avoidance of doubt, “Operating Cash Flow” as defined herein does not mean “operating income” as defined in accordance with GAAP.
     “Original Subsidiary Guarantor” means a Restricted Subsidiary which is identified as an Original Subsidiary Guarantor in Schedule 5.4.
     “Original Subsidiary Guaranty Agreement” is defined in Section 4.5.
     “Other Agreements” is defined in Section 2.
     “Other Purchasers” is defined in Section 2.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability but excluding any Foreign Plans.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, inchoate or otherwise.
SCHEDULE B-13

     “Proposed Prepayment Date” is defined in Section 8.8(b).
     “PTE” is defined in Section 6.2(b).
     “QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued on March 13, 1984 by the United States Department of Labor, as amended.
     “Qualifying Asset Purchase” is defined in Section 10.5.
     “Replacement Credit Agreement” means that certain Credit Agreement dated as of June 15, 2004 among the Company, Bank of America, N.A., as Administrative Agent and L/C Issuer, Suntrust Bank, as Swing Line Lender, the other Lenders party thereto, Banc of America Securities LLC, Wachovia Capital Markets, LLC and TD Securities, Inc., as Joint Lead Arrangers and Joint Book Managers and Toronto Dominion (Texas), Inc., Citibank, N.A., Royal Bank of Canada, The Bank of Nova Scotia and The Royal Bank of Scotland Plc, as Documentation Agents, as amended from time to time.
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Restricted Investments” shall mean all Investments other than
     (i) Investments existing as of the date of this Agreement and listed on Schedule 5.4;
     (ii) loans to employees of the Company and its Restricted Subsidiaries not to exceed $150,000 to any single employee and $500,000 in the aggregate, at any time outstanding, plus the amount permitted by the Employee Compensation Plan as it exists on the date of the Closing;
     (iii) marketable, direct obligations of the United States of America with a maturity of one year or less;
     (iv) commercial paper with a maturity of 180 days or less issued by any lender under the Existing Bank Agreement or by corporations, each of which shall have a consolidated net worth of at least $250,000,000 and each of which conducts a substantial part of its business in the United States, and rated P-1 or better by Moody’s Investors Service, Inc.;
     (v) certificates of deposit with a maturity of one year or less which are issued by any lender under the Existing Bank Agreement or by a United States national or state bank having capital, surplus and undivided profits in excess of $100,000,000 and having a long term unsecured debt rating of Baa1 or better from Moody’s Investors Service, Inc.;
SCHEDULE B-14

     (vi) repurchase agreements with respect to Investments of the type described in clauses (iii), (iv) and (v) above with financial institutions having a long term unsecured debt rating of Baa1 or better from Moody’s Investors Service, Inc.;
     (vii) Investments in lines of business reasonably related to or in furtherance of the Company’s existing lines of business in which they are engaged on the date of the Closing, as described in the Memorandum; and
     (viii) Investments in unrelated lines of business not to exceed $100,000,000 in the aggregate at any time.
     “Restricted Payments” shall mean any of the following: (1) payment or declaration of any dividend on or any other direct or indirect distribution or payment on account of any class of the Company’s or any Restricted Subsidiary’s capital stock or other equity interests (except dividends or stock splits payable solely in common stock of the Company and any such payable to the Company or to another Restricted Subsidiary); and (2) redemptions, purchases or other acquisitions (direct or indirect) of shares of the Company’s or any Restricted Subsidiary’s capital stock or other equity interests (except for (x) any portion of any such redemption, purchase or other acquisition to the extent the same shall consist of payments to the Company or to another Restricted Subsidiary and (y) redemptions, purchases or other acquisitions of a Restricted Subsidiary’s capital stock, partnership interest, limited liability interest or other equity interest by the Company or a Subsidiary thereof).
     “Restricted Subsidiaries” shall mean all direct and indirect Subsidiaries of the Company initially designated as such on Schedule 5.4 and all other direct and indirect Subsidiaries of the Company hereafter created or acquired by the Company and initially designated as Restricted Subsidiaries hereunder, and “Restricted Subsidiary” shall mean any one of the Restricted Subsidiaries; provided, however, that notwithstanding the foregoing, no Subsidiary of the Company may be designated or considered as a Restricted Subsidiary if its parent is not either the Company or another Restricted Subsidiary. The Company may designate and re-designate the same Subsidiary as either a Restricted Subsidiary or Unrestricted Subsidiary no more than twice (not including the initial designation) during the life of the Notes (for example, a Subsidiary initially designated as a Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary and then as a Restricted Subsidiary again, with no further designations being permitted with respect to such Subsidiary); provided, however, that the Company may not designate or re-designate an Unrestricted Subsidiary as a Restricted Subsidiary for the purpose of avoiding a Default.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
SCHEDULE B-15

     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.
     “Series A Notes,” “Series B Notes” and “Series C Notes” are respectively defined in Section 1.1.
     “Shareholders” shall mean Cox Communications Holdings, Inc., Advance/Newhouse Programming Partnership, John S. Hendricks, and LMC Discovery, Inc., who collectively own the issued and outstanding shares of capital stock of the Company as more fully set forth on Schedule 5.4 and any wholly-owned Subsidiary of any such Person or of such Person’s ultimate parent.
     “Significant Shareholders” means any Shareholder other than John S. Hendricks and any of his affiliated entities or family members (or trusts for any of them).
     “Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property (tangible or intangible) of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured will not be greater than the fair salable value of the assets of such Person at such time, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which such Person is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.
     “Source” is defined in Section 6.2.
     “Specified Covenant” shall mean (a) any covenant applicable to the Company restricting liens, investments, indebtedness (including subsidiary indebtedness), mergers or consolidations, asset dispositions, restricted payments, or transactions with affiliates (b) any financial covenant applicable to the Company, including, but not limited to, any shareholders’ equity covenant, interest coverage covenant, fixed charge coverage covenant, minimum ratio of indebtedness to total capitalization, working capital ratio, minimum working capital requirement, debt incurrence test or any other substantially similar GAAP or cash-based financial covenant, or (c) any combination of such covenants applicable to the Company and the default provision related thereto (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default).
SCHEDULE B-16

     “Standard Television” shall mean conventional, over-the-air television distribution of programming by a UHF or VHF television broadcast station, the video and audio portions of which are intelligibly receivable without charge by means of standard roof top or television set built-in antennas; provided, that broadcasts like those in England by the British Broadcasting Company shall be considered to be Standard Television.
     “Subsidiary” shall mean as to (a) any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Subsidiary Guarantee” is defined in Section 9.6.
     “Subsidiary Guarantor” is defined in Section 9.6.
     “Subsidiary Guaranty Agreement” shall mean the Original Subsidiary Guaranty Agreement substantially in the form of Exhibit 4.5 executed and delivered by each of the Original Subsidiary Guarantors.
     “Successor Company” is defined in Section 10.7.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master
SCHEDULE B-17

agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
     “Transponder Lease Agreement” shall mean any agreement by and between the Company or any of its Restricted Subsidiaries and any other Person for the license, lease or other agreement to use the telecommunications satellite of such Person for purposes of broadcasting the programming of Company or such Restricted Subsidiaries.
     “Unrestricted Subsidiaries” shall mean the direct and indirect Subsidiaries of the Company which are not Restricted Subsidiaries.
     “Voting Stock” means, securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors of the Company.
****************
     Accounting Terms and Determinations.
     (a) All references in this Agreement to “GAAP” shall mean generally accepted accounting principles in effect in the United States at the time of application thereof, but subject to the provisions of subparagraph (b) of this paragraph. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries (except as otherwise stated therein or in the notes thereto) delivered pursuant to Section 7.1(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 5.5.
     (b) All references herein to “the Company and its Restricted Subsidiaries” for the purposes of computing the consolidated financial position, results of operations, cash flows or other balance sheet or financial statement item shall be deemed to include only the Company and its Restricted Subsidiaries as separate legal entities and, unless
SCHEDULE B-18

otherwise provided herein, shall not include the financial position, results of operations, cash flows or other balance sheet or financial statement items of any other Person (including, without limitation, an Unrestricted Subsidiary or Affiliate), whether or not, in any particular instance, such accounting treatment would be in accordance with generally accepted accounting principles
     (c) Pro Forma Calculations. Notwithstanding anything herein to the contrary, any calculation of the Consolidated Interest Coverage Ratio or the Consolidated Leverage Ratio for any Reference Period during which a Business Acquisition, Business Disposition, any designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, other than any Excluded Transactions) shall have occurred (or shall be deemed to have occurred for purposes described in clause (c)(ii) below) shall be made on a Pro Forma Basis for purposes of making the following determinations:
     (i) determining compliance with Section 10.1 (other than for purposes of determining whether the conditions precedent for a proposed transaction have been satisfied as contemplated by clause (c)(ii) below); and
     (ii) determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Default (including, without limitation, no Default under Section 10.1) would result from the consummation thereof or shall have occurred after giving effect thereto, including, without limitation, any Investment by the Company or a Restricted Subsidiary which results in a Business Acquisition or a Business Disposition, the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary.
     For these purposes, the following terms shall have the meanings set forth below:
     “Business Acquisition” by any Person means the purchase or acquisition in a single transaction or a series of related transactions by such Person and its Affiliates of (a) any Equity Interests of another Person which are sufficient to permit such Person and its Affiliates to Control such other Person or (b) all or any substantial portion of the property (including, without limitation, all or a substantial portion of the property comprising a division, unit or line of business) of another Person, whether or not involving a merger or consolidation with such other Person.
     “Business Disposition” by any Person means the Disposal in a single transaction or series of related transactions by such Person and its Affiliates of (a) any Equity Interests of another Person sufficient to cause such Person and its Affiliates to no longer Control such other Person or (b) all or any substantial
SCHEDULE B-19

portion of the property (including, without limitation, all or a substantial portion of the property comprising a division, unit or line of business (including cash)) of another Person, whether or not involving a merger or consolidation.
     “Excluded Transaction” means, for any Reference Period, (a) any Business Acquisition by the Company and its Restricted Subsidiaries since the first date of such Reference Period for which the aggregate consideration (including assumed Bank Indebtedness) paid by the Company and its Restricted Subsidiaries does not exceed US$50,000,000; provided, however, that no such Business Acquisition shall be deemed to be an Excluded Transaction if the aggregate consideration (including assumed Bank Indebtedness) paid by the Company and its Restricted Subsidiaries in such Business Acquisition, together with the aggregate consideration (including assumed Bank Indebtedness) paid by the Company and its Restricted Subsidiaries in all other Business Acquisitions since the first day of such Reference Period which have been treated as Excluded Transactions, would exceed US$150,000,000; and provided, further, that no proposed Business Acquisition shall be deemed to be an Excluded Transaction for purposes of determining whether the conditions precedent for such proposed transaction have been satisfied pursuant to clause (c)(ii) above, and (b) any Business Disposition by the Company and its Restricted Subsidiaries since the first day of such Reference Period for which the aggregate fair market value of the cash and other property Disposed of by the Company and its Restricted Subsidiaries does not exceed US$50,000,000; provided, however, that no such Business Disposition shall be deemed to be an Excluded Transaction if the aggregate fair market value of the cash and other property Disposed of by the Company and its Restricted Subsidiaries in such Business Disposition, together with the aggregate fair market value of the cash and other property Disposed of by the Company and its Restricted Subsidiaries in all other Business Dispositions since the first day of such Reference Period which have been treated as Excluded Transactions would exceed US$150,000,000; provided, further, that no proposed Business Disposition shall be deemed to be an Excluded Transaction for purposes of determining whether the conditions precedent for such proposed transaction have been satisfied pursuant to clause (c)(ii) above.
     “Pro Forma Basis” means, for purposes of calculating any financial ratio or financial amount for any Reference Period for any of the purposes specified in this clause (c), and with respect to any proposed Business Acquisition, any proposed Business Disposition, any proposed designation of an Unrestricted Subsidiary as a Restricted Subsidiary and any proposed designation of a Restricted Subsidiary as an Unrestricted Subsidiary and each such transaction actually consummated in such Reference Period (in each case, other than any Excluded Transactions), that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions: (a) each
SCHEDULE B-20

such transaction shall be deemed to have occurred on the first day of such Reference Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Reference Period; (c) any Bank Indebtedness to be incurred by any Person in connection with the consummation of any such transaction will be assumed to have been incurred on the first day of such Reference Period (or any Bank Indebtedness of an Unrestricted Subsidiary which is outstanding on the date such Subsidiary is designated as a Restricted Subsidiary will be assumed to have been outstanding on the first day of such Reference Period); (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Bank Indebtedness assumed to have been incurred or outstanding on the first day of such Reference Period that bear interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Bank Indebtedness; and (e) any gross interest expense, determined in accordance with GAAP, with respect to Bank Indebtedness outstanding during such Reference Period which Bank Indebtedness was or is to be repaid or refinanced with proceeds of a transaction which is assumed to have occurred as of the first day of such Reference Period pursuant to clause (a) or (b) of this definition, and gross interest expense with respect to any Bank Indebtedness of a Restricted Subsidiary which is outstanding on the date such Subsidiary is designated as an Unrestricted Subsidiary, will be excluded from such calculations (and to the extent not already excluded pursuant to clause (a) or (b) in this definition above, the principal amount of such Bank Indebtedness shall also be excluded).
     “Reference Period” means (a) for purposes of calculating compliance with any financial covenant or test under this Agreement on any date of determination as contemplated by clause (c)(i) above, the four consecutive fiscal quarters most recently ended prior to such date and (b) for purposes of determining whether the conditions precedent have been satisfied for a proposed transaction as contemplated by clause (c)(ii) above, the four consecutive fiscal quarters most recently ended prior to the date of such proposed transaction for which annual or quarterly financial statements and a Compliance Certificate shall have been delivered in accordance with the provisions hereof.
SCHEDULE B-21

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Amended and Restated Note Purchase Agreement regarding $700,000,000 Senior Unsecured Notes, dated as of November 4, 2005, between Discovery Communications, Inc. and the banks and financial institutions listed therein as Purchasers have not been provided herein:

Schedule A:	Names and Addressed of Purchasers

Schedule 4.12:	Changes in Corporate Structure

Schedule 5.3:	Disclosure Documents

Schedule 5.4:	Subsidiaries

Schedule 5.5:	Financial Statements

Schedule 5.11:	Licenses, etc.

Schedule 5.15:	Existing Indebtedness and Liens

Exhibit 1.1:	Form of Senior Unsecured Notes

Exhibit 4.4(a):	Form of Opinion Baker & McKenzie, counsel for the Company and the Subsidiary Guarantors

Exhibit 4.4(b):	Form of Opinion of Special Counsel for the Purchasers

Exhibit 4.5:	Form of Subsidiary Guaranty Agreement
     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.